Exhibit 99.1

Blue Ocean Acquisition Corp. Announces Appointment of Richard Leggett as Chief Executive Officer

CHEVY CHASE, Md., Oct. 14, 2022 /PRNewswire/ -- Blue Ocean Acquisition Corp. (NASDAQ: BOCN) (the “Company” or “Blue Ocean”) today announced the appointment of Richard Leggett to the role of chief executive officer of the Company.

Mr. Leggett was previously chief executive officer of FrontierView, a global business intelligence service based in Washington, D.C. FrontierView was acquired last year by Fiscal Note (NYSE: NOTE), which went public earlier this year via a merger with a Special Purpose Acquisition Company. He has previously led two other private-equity-backed B2B information services companies and before that was a managing director of investment banking at Goldman, Sachs & Co.

He replaces Marcus Brauchli, who was acting as Interim Chief Executive Officer after the departure of Paul Bascobert, who stepped down last month to become president of the Reuters unit of Thomson/Reuters (NYSE: TRI). Mr. Brauchli will continue to serve as Chairman of the Board. Mr. Bascobert remains a director of Blue Ocean.

About Blue Ocean Acquisition Corp.

Blue Ocean, led by Chairman Marcus Brauchli, was formed in March 2021 as a blank-check company sponsored by an affiliate of North Base Media, a global venture-capital firm specialized in media and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for business combination targets on internet, digital media and advertising, or marketplace businesses, although it may pursue an acquisition in any industry or sector.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s potential business combinations. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company’s management.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.  Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.